WORLD FUNDS TRUST 485BPOS

Exhibit 99.(j)(6)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report dated December 30, 2024, relating to the financial statements and financial highlights of Vest US Large Cap 10% Buffer Strategies Fund, Vest US Large Cap 20% Buffer Strategies Fund, Vest S&P 500® Dividend Aristocrats Target Income Fund, and Vest Bitcoin Strategy Managed Volatility Fund, each a series of World Funds Trust, which are included in Form N‐CSR for the year ended October 31, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Information” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

February 27, 2025